Exhibit 10.1

ACI WORLDWIDE, INC.

PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT

2005 Equity and Performance Incentive Plan

(Amended by the Stockholders June 14, 2012 and further revised to reflect 3 for 1 stock split effective July 10, 2014)

THIS PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the effective date set forth in Schedule A hereto (the “Effective Date” or “Grant Date”), between ACI Worldwide, Inc., a Delaware corporation (the “Corporation”), and the individual identified in Schedule A hereto (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the ACI Worldwide, Inc. 2005 Equity and Performance Incentive Plan, as amended.

WHEREAS, the Board of Directors of the Corporation (the “Board”) has duly adopted, and the stockholders of the Corporation have approved, the 2005 Equity and Performance Incentive Plan, as amended (the “Plan”), which authorizes the Corporation to grant to eligible individuals restricted shares of the Corporation’s common stock, par value of $0.005 per share (the “Common Shares”); and

WHEREAS, the Board has determined that it is desirable and in the best interests of the Corporation and its stockholders to grant the Grantee a certain number of restricted shares of the Corporation’s Common Shares in order to provide the Grantee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance-Based Restricted Shares.

(a) Subject to the terms of the Plan, the Corporation hereby grants to the Grantee an award (the “Award”) of the number of Common Shares (the “Performance-Based Restricted Shares”) set forth in Schedule A, vesting of which depends on the Corporation’s performance as set forth in this Agreement and in the Statement of Performance Goals attached hereto and incorporated herein by this reference (the “Statement of Performance Goals”) approved by the Compensation Committee of the Board of Directors (the “Committee”).

(b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse and the Management Objectives for the applicable Performance Period have been satisfied in accordance with the terms of this Agreement.

(c) Vesting of the Performance-Based Restricted Shares will be contingent upon the achievement of certain Management Objectives, as set forth in the Statement of Performance Goals. The achievement of the Management Objectives will be measured for each applicable Performance Period set forth on the Statement of Performance Goals.

(d) The Management Objectives for each applicable Performance Period will be as set forth on the Statement of Performance Goals.

2. Terms and Rights as a Stockholder.

(a) Except as provided herein and subject to such other exceptions as may be determined by the Board in its discretion, the Performance-Based Restricted Shares shall vest and the “Restricted Period” for such Performance-Based Restricted Shares shall expire as to the increments set forth in Schedule A (in each case as such number may be adjusted in accordance with Section 12 hereof).

(b) The Grantee shall have all rights of a stockholder with respect to the Performance-Based Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

(i)	the Grantee shall not be entitled to delivery of any Shares until the expiration of the Restricted Period as to such Shares; and

(ii)	none of the Performance-Based Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares.

Any Shares, any other securities of the Corporation and any other property (except for cash dividends) distributed with respect to the Performance-Based Restricted Shares shall be subject to the same restrictions, terms and conditions as such Performance-Based Restricted Shares.

In order to facilitate the transfer back to the Corporation of any Performance-Based Restricted Shares that are forfeited and cancelled as described herein, including a transfer as payment of required withholding taxes as set forth in Section 14 of this Agreement or pursuant to Section 10 below, Grantee shall, upon the request of the Corporation, provide a stock power or other instrument of assignment (including a power of attorney) endorsed in blank, with a guarantee of signature if deemed necessary or appropriate by the Corporation.

3. Termination of Restrictions and Vesting

(a) Threshold Level Requirement. If, upon the conclusion of the applicable Performance Period, any of the Management Objectives fall below the threshold levels set forth in the performance matrix contained in the Statement of Performance Goals (the “Performance Matrix”) for such Performance Period, none of the Performance-Based Restricted Shares for such Performance Period as set forth on the Performance Matrix shall become vested.

(b) Vesting Calculation. If, upon the conclusion of the applicable Performance Period, the Management Objectives equal or exceed the threshold levels set forth in the Performance Matrix, a proportionate number of the Performance-Based Restricted Shares shall become vested, as determined by mathematical interpolation and rounded up to the nearest whole share.

(c) Modification. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that in the case of an award to a Covered Employee intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), no such action may result in the loss of the otherwise available exemption of the award under Section 162(m).

(d) Conditions; Determination of Earned Award. Except as otherwise provided herein, the vesting of any Performance-Based Restricted Shares is contingent upon the Grantee remaining in the continuous employ of the Corporation or a Subsidiary through the end of the applicable Performance Period. For purposes of this Agreement, the continuous employ of the Grantee shall not be considered interrupted or terminated in the case of transfers between locations of the Corporation and its Subsidiaries. Following the applicable Performance Period, with respect to Grantees that are Covered Employees, the Committee shall certify that the Management Objectives have been satisfied and shall determine the number of Performance-Based Restricted Shares that shall have become earned and vested hereunder. In all circumstances, the Committee shall have the ability and authority to reduce, but not increase, the amount of Performance-Based Restricted Shares that become earned and vested hereunder.

(e) Termination of Restricted Period/Satisfaction of Management Objectives. Upon the expiration or termination of the Restricted Period and the satisfaction of the Management Objectives for the Applicable Performance Period, as to any portion of the Performance-Based Restricted Shares, all restrictions set forth in this Agreement or in the Plan relating to such portion of the Performance-Based Restricted Shares shall lapse as to such portion of the Performance-Based Restricted Shares, and the appropriate number of Shares, free of the restrictions and restrictive stock legend or notation, as applicable, shall be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.

(f) Regulatory Delays. Notwithstanding the foregoing, the Corporation’s delivery as to any portion of Performance-Based Restricted Shares shall be delayed in the event the Corporation reasonably anticipates that the delivery of unrestricted Shares would constitute a violation of federal securities laws or other applicable law. If the delivery of unrestricted Shares is delayed by the provisions of this Section 3(f), such delivery shall occur at the earliest date at which the Corporation reasonably anticipates such delivery will not cause a violation of federal securities laws or other applicable law. For purposes of this Section 3(f), the delivery of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

4. Change in Control. If a Change in Control (as defined on Exhibit A to this Agreement) occurs following completion of the first full fiscal quarter of an applicable

Performance Period but before the vesting of the Performance-Based Restricted Shares as set forth in Section 8 below, the Corporation shall deliver to the Grantee, within sixty (60) days following the Change in Control, a number of Performance-Based Restricted Shares equal to (i) the number of Performance-Based Restricted Shares to which the Grantee would have been entitled under Section 3 above based on the performance of the Corporation at the 100% target level for the applicable Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of full fiscal quarters in the applicable Performance Period completed prior to the Change in Control and the denominator of which is the number of full fiscal quarters in the applicable Performance Period. The remaining Performance-Based Restricted Shares shall be forfeited.

5. Retirement, Disability, Death or Termination without Cause. If the Grantee’s employment with the Corporation or a Subsidiary terminates following completion of the first full fiscal quarter of an applicable Performance Period but before the vesting and delivery of the Performance-Based Restricted Shares as set forth in Section 8(b) below due to (a) the Grantee’s retirement approved by the Corporation, (b) Disability (as defined below), (c) death or (d) a termination by the Corporation without cause, the Corporation shall deliver to the Grantee or his or her executor or administrator, as the case may be, at the time specified in Section 8(b), a number of Performance-Based Restricted Shares equal to (i) the number of Performance-Based Restricted Shares to which the Grantee would have been entitled under Section 3 above based on the performance of the Corporation for the applicable, full Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of full fiscal quarters the Grantee was employed during the applicable Performance Period and the denominator of which is the number of full fiscal quarters in the applicable Performance Period. The remaining Performance-Based Restricted Shares shall be forfeited. For purposes of this Agreement, “Disability” means the Grantee’s permanent and total disability as defined in Section 22(e)(3) of the Code.

6. Other Termination. If the Grantee’s employment with the Corporation or a Subsidiary terminates before vesting and delivery of the Performance-Based Restricted Shares as provided in Section 8(b) hereof for any reason other than as set forth in Section 5 above, the Performance-Based Restricted Shares will be forfeited.

7. Leaves of Absence. If the Grantee was on short-term disability, long-term disability or unpaid leave of absence approved by the Corporation for more than thirty (30) consecutive calendar days during any fiscal quarter during the applicable Performance Period, the number of Performance-Based Restricted Shares earned by the Grantee will be reduced such that the Grantee will only be entitled to (i) the number of Performance-Based Restricted Shares to which the Grantee would have been entitled under Section 3 above based on the performance of the Corporation during the applicable Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters the Grantee was employed during the applicable Performance Period (excluding any fiscal quarters during which the Grantee was on a leave of absence for more than thirty (30) consecutive calendar days) and the denominator of which is the number of full fiscal quarters in the applicable Performance Period.

8. Delivery of Shares.

(a) As of the date hereof, the on target Performance-Based Restricted Shares set forth in Schedule A shall be registered in the name of the Grantee and held by the Corporation or transferred to a custodian appointed by the Corporation for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Corporation or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 5(b) and (c) hereof or their reversion to the Corporation as set forth in Sections 2(b) and 7 hereof.

(b) The Performance-Based Restricted Shares in respect of which the Restricted Period has lapsed and the Management Objectives for the applicable Performance Period have been satisfied pursuant to this Agreement shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Performance-Based Restricted Shares lapse and the Management Objectives for the applicable Performance Period have become satisfied subject to Section 14 below. The Corporation shall issue the Performance-Based Restricted Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the Award.

(d) Any certificate issued representing Performance-Based Restricted Shares shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE ACI WORLDWIDE, INC. 2005 EQUITY AND PERFORMANCE INCENTIVE PLAN (THE “PLAN”) AND THE PERFORMANCE-BASED RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE PERFORMANCE-BASED RESTRICTED SHARES REPRESENTED HEREBY AND ACI WORLDWIDE, INC. (THE “CORPORATION”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE CORPORATION.

9. Effect of Lapse of Restrictions and Satisfaction of Management Objectives. To the extent that the Restricted Period applicable to any Performance-Based Restricted Shares shall have lapsed and the Management Objectives for the applicable Performance Period have been satisfied, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement subject to the rights of the Corporation for recoupment set forth in Section 10 below.

10. Forfeiture and Right of Recoupment. Notwithstanding anything contained herein to the contrary, by accepting this Award, Grantee understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Grantee, or (b) it is determined that the Grantee has otherwise engaged in misconduct (whether or not such misconduct is discovered by the

Corporation prior to the termination of Grantee’s employment), the Board may take such action with respect to the Award as the Board, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture of unvested Performance-Based Restricted Shares, requiring the transfer of ownership back to the Corporation of unrestricted Shares issued hereunder and still held by the Grantee and the recoupment of any proceeds from the vesting of Performance-Based Restricted Shares or the sale of unrestricted Shares issued pursuant to this Agreement. For purposes of this Section 10, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Grantee at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Grantee’s misconduct, shall be made by the Board in its sole discretion. Notwithstanding any provisions herein to the contrary, Grantee expressly acknowledges and agrees that the rights of the Board set forth in this Section 10 shall continue after Grantee’s employment with the Corporation or its Subsidiary is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.

11. No Right to Continued Employment. The grant of the Performance-Based Restricted Shares is discretionary and shall not be construed as giving Grantee the right to be retained in the employ of the Corporation or any Subsidiary and shall not be considered to be an employment contract or a part of the Grantee’s terms and conditions of employment or of the Grantee’s salary or compensation and the Corporation or any Subsidiary may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan.

12. Adjustments. In the event of any change in the number of Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to stockholders (other than normal cash dividends), the Board shall adjust the number and class of shares subject to outstanding Performance-Based Restricted Shares and other value determinations applicable to outstanding Performance-Based Restricted Shares. No adjustment provided for in this Section 12 shall require the Corporation to issue any fractional share.

13. Amendments. Subject to any restrictions contained in the Plan, the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination which would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation.

14. Withholding of Taxes.

(a) The Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Performance-Based Restricted Shares hereunder.

In the event that the Corporation or the Grantee’s employer (the “Employer”) is required to withhold taxes as a result of the grant or vesting or subsequent sale of Shares hereunder, the Grantee shall at the election of the Corporation, in its sole discretion, either (i) surrender a sufficient number of whole Shares for which the Restricted Period has expired or other Common Shares owned by the Grantee, having a fair market value, as determined by the Corporation on the last day of the Restricted Period equal to the amount of such taxes, or (ii) make a cash payment, as necessary to cover all applicable required withholding taxes and required social security/insurance contributions at the time the restrictions on the Performance-Based Restricted Shares lapse, unless the Corporation, in its sole discretion, has established alternative procedures for such payment. If the number of shares required to cover all applicable withholding taxes and required social security/insurance contributions includes a fractional share, then Grantee shall deliver cash in lieu of such fractional share. All matters with respect to the total amount to be withheld shall be determined by the Corporation in its sole discretion.

(b) Regardless of any action the Corporation or the Grantee’s Employer takes with respect to any or all income tax, social security/insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Grantee’s responsibility and that the Corporation and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Performance-Based Restricted Shares, including the grant, vesting or release, the subsequent sale of Shares and receipt of any dividends; and (ii) do not commit to structure the terms or any aspect of this grant of Performance-Based Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items. The Grantee shall pay the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s receipt of Performance-Based Restricted Shares that cannot be satisfied by the means previously described above in Section 14(a). The Corporation may refuse to deliver the Shares related thereto if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

(c) Grantee will notify the Corporation in writing if he or she files an election pursuant to Section 83(b) of the Code. The Grantee understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement, the Grant Date. This time period cannot be extended. The Grantee acknowledges that timely filing of a Section 83(b) election is the Grantee’s sole responsibility.

15. Plan Governs and Entire Agreement. The Plan is incorporated herein by reference. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof. The terms of this Agreement are subject to, and governed by, in all respects the terms and conditions of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

16. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or, if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

17. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

18. Non-Assignability. The Performance-Based Restricted Shares are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until the Restricted Period expires or terminates as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Performance-Based Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 18 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance-Based Restricted Shares.

19. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee.

20. Miscellaneous.

(a) The interpretation and construction by the Board of any provision of the Plan or this Agreement shall be final and conclusive upon the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(b) This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware other than the conflict of laws provisions of such laws.

(c) If the Grantee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(d) No rule of strict construction shall be implied against the Corporation, the Board or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Board.

(e) Wherever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance-Based Restricted Shares may be transferred by will or the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.

(f) Grantee agrees, upon demand of the Corporation or the Board, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Corporation or the Board, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(g) All notices under this Agreement to the Corporation shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Corporation at its principal office, addressed to the attention of Stock Plan Administration, (ii) if electronically delivered to the e-mail address, if any, for Stock Plan Administration or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Corporation may hereafter designate by notice to the Grantee. Any notice hereunder by the Corporation to the Grantee shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Grantee at Grantee’s address listed in the Corporation’s records, (ii) if electronically delivered to the e-mail address, if any, for Grantee listed in the Corporation’s records or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Grantee may hereafter designate by written notice given to the Corporation.

21. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Corporation for all purposes.

22. Consent To Transfer Personal Data. By accepting this Award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 22. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. The Corporation and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Corporation, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”) The Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Corporation and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Corporation may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

23. Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting the Performance-Based Restricted Shares, electronically or otherwise, Grantee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation, including the use of electronic signatures or click-through acceptance of terms and conditions or other electronic means such as an e-mail acknowledgement.

This Agreement will be deemed to be signed by the Corporation and Grantee upon Grantee’s acceptance of the Notice of Grant of Award attached as Schedule A.

Schedule A

(Attached)

Exhibit A

For purposes of this Agreement, “Change in Control” means:

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either 1. the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or 2. the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition of Change in Control, the following acquisitions shall not constitute a Change in Control: a. any acquisition directly from the Corporation, b. any acquisition by the Corporation, c. any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation, d. any acquisition by any Person pursuant to a transaction that complies with (3)(A) below; or e. any acquisition of beneficial ownership of not more than 25% of the Outstanding Corporation Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (v) shall cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to beneficial ownership of 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities. Notwithstanding any other provision hereof, if a Business Combination (as defined below) is completed during the Performance Period and the Outstanding Corporation Voting Securities are converted into voting securities of the Combined Corporation (as defined below), but such Business Combination does not constitute a “Change in Control” under (3) below, “Outstanding Corporation Voting Securities” shall thereafter mean voting securities of the Combined Corporation entitled to vote generally in the election of the members of the Combined Corporation Board.

Any time at which individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors other than as a result of a Business Combination that does not constitute a “Change in Control” under Sections (1) above or (3)(A) below; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (an “Election Contest”);

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, 3. no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination (the “Combined Corporation”)) beneficially owns, directly or indirectly, such number of the then-Outstanding Corporation Voting Securities as would constitute a “Change in Control” under (1) above, and at least one-half of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (the “Combined Corporation Board”) were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination (the “Business Combination Agreement”); or

Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.